Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
John Stiles
investor-relations@puredepth.com
314-994-0560

PureDepth™ Announces Update on Financial Reporting

REDWOOD SHORES, California - May 17, 2007 - PureDepthTM, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of multi-layer display (MLDTM) technology, announced that it is not able to file its Annual Report on Form 10-KSB for the fiscal year ended January 31, 2007 (the “Form 10-KSB”) by the fifteenth calendar day following the prescribed due date without unreasonable effort or expense due to complexity relating to calculation of the Company’s accounting for stock-based compensation, a corresponding delay in the finalization of related tax provisions and the related review of the previously issued quarterly financial statements. The Company intends to file the Form 10-KSB as soon as practicable.

About PureDepth
PureDepth ( www.puredepth.com ) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 46 approved patents, this breakthrough in visualization is the first display technology that provides Actual DepthTM. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements." Words such as, but not limited to, "may," "likely," "anticipate," "expect," “intends” and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepthTM, MLDTM and Actual DepthTM are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.